Exhibit 99.2

TRANSACTIONS

The following table sets forth transactions in respect of the Common Stock effected in the last sixty days on behalf of Fivespan Partners Fund, Ltd over which the Reporting Persons have investment discretion. All such transactions were purchases or sales of Common Stock effected in the open market. The price per share excludes commissions.

Trade Date	Reporting Person Effecting Transaction	Buy/Sell	Quantity	Price per share ($)[1]
10/19/26	Fivespan Partners Fund, Ltd.	Sell	25,000	80.99
10/19/26	Fivespan Partners Fund, Ltd.	Sell	142,529	81.12
10/20/26	Fivespan Partners Fund, Ltd.	Sell	215,000	80.02
10/21/26	Fivespan Partners Fund, Ltd.	Buy	653	74.04
10/21/26	Fivespan Partners Fund, Ltd.	Buy	5,942	74.40
10/21/26	Fivespan Partners Fund, Ltd.	Buy	50,000	75.31
10/21/26	Fivespan Partners Fund, Ltd.	Buy	50,000	75.84
10/21/26	Fivespan Partners Fund, Ltd.	Buy	100,000	74.95
10/21/26	Fivespan Partners Fund, Ltd.	Buy	250,000	77.97
10/22/26	Fivespan Partners Fund, Ltd.	Buy	6,338	77.46
10/22/26	Fivespan Partners Fund, Ltd.	Buy	134,474	78.66
10/23/26	Fivespan Partners Fund, Ltd.	Buy	59,188	79.82
10/26/26	Fivespan Partners Fund, Ltd.	Buy	4,152	78.44
10/26/26	Fivespan Partners Fund, Ltd.	Buy	90,856	78.42
10/27/26	Fivespan Partners Fund, Ltd.	Buy	792	78.50
10/30/26	Fivespan Partners Fund, Ltd.	Buy	4,200	78.48
10/30/26	Fivespan Partners Fund, Ltd.	Buy	50,000	78.30
11/2/26	Fivespan Partners Fund, Ltd.	Buy	12,500	77.27
11/2/26	Fivespan Partners Fund, Ltd.	Buy	50,000	77.19
11/2/26	Fivespan Partners Fund, Ltd.	Buy	75,000	76.98
11/3/26	Fivespan Partners Fund, Ltd.	Buy	5,000	74.04
11/3/26	Fivespan Partners Fund, Ltd.	Buy	31,357	75.01
11/5/26	Fivespan Partners Fund, Ltd.	Buy	5,393	74.03
11/5/26	Fivespan Partners Fund, Ltd.	Buy	100,000	74.84
11/5/26	Fivespan Partners Fund, Ltd.	Buy	2,880	74.49

1 Prices are rounded to the nearest cent.